Exhibit 10.2

August 8, 2017

Mr. Alan N. Braverman
Senior Executive Vice President, General Counsel and
Secretary of The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Dear Mr. Braverman:

Reference is made to your employment agreement with The Walt Disney Company (the “Company”), dated September 27, 2013 (the “Agreement”), as amended, which is scheduled to expire on March 31, 2018. In connection therewith, you and the Company hereby agree to the following, effective August 20, 2017:

1.    The definition “Scheduled Expiration Date” in Section 5(e) of the Agreement is hereby amended to read “Scheduled Expiration Date means July 2, 2019.”

2.    The following paragraph 2A shall be inserted immediately following paragraph 2:

2A.    Exploration of Non-competitive Board Service. Notwithstanding the Policy on Board Service contained in the Employee Policy Manual, during the six-month period preceding the Scheduled Expiration Date, Executive shall, upon reasonable notice to and absent objection by the Chief Executive Officer of the Company, be entitled to explore opportunities for service on the board of directors of any public company that is not a Designated Business, as such term is defined in the Consulting Agreement (Exhibit A, attached hereto). For the avoidance of doubt, actual service on the board of directors of any public company while employed by the Company remains prohibited.

3.    Paragraph 3(b) is hereby deleted in its entirety and replaced with the following paragraph:

(b)    Executive shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the

Annual Plan during each fiscal year during the term hereof shall be 200% of Executive’s Base Salary as expected to be in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board of Directors of the Company or the committee of the Board of Directors of the Company responsible for administering such Annual Plan (the “Compensation Committee”), which, as to Company performance objectives, shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company, though individual performance criteria may differ to reflect differences in responsibilities. The preceding sentence shall not limit any power or discretion of the Board of Directors of the Company or the Compensation Committee in the administration of the Annual Plan. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are generally payable to the Company’s executive officers in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid. If Executive’s employment continues until and ends upon the Scheduled Expiration Date, the Chief Executive Officer of the Company will, in his discretion, recommend to the Compensation Committee an annual cash bonus for the fiscal year in which the termination occurs in consideration of Executive’s contributions during such fiscal year. Such bonus shall be payable at the same time annual cash bonuses are paid to senior management and shall be based on actual achievement of performance targets, evaluated as if Executive had remained employed through the end of the applicable performance period.

4.    The second sentence of paragraph 3(c) is hereby amended to read “For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the Company’s executive officers) of 225% of Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company.”

Except as specified above, the Agreement shall otherwise continue in accordance with its terms. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement. If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to us.

THE WALT DISNEY COMPANY

By: /s/ Jayne Parker

Title: Executive Vice President
and Chief Human
Resources Officer

Date: August 15, 2017

/s/ Alan N. Braverman
Alan N. Braverman

Date: August 15, 2017

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